EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $2.2 Million for the Second Quarter and $4.1 Million for the First Half of 2012 and Increases Dividend to $.025

MCLEAN, Va., July 26, 2012 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended June 30, 2012 was $2.2 million and $4.1 million for the first half of 2012. That compares to $1.4 million and $2.7 million for the three and six months ended June 30, 2011.

As previously announced Sonabank assumed substantially all of the deposits and liabilities and acquired substantially all of the assets of the HarVest Bank of Maryland from the FDIC as receiver. The acquisition included HarVest Bank's branches in Bethesda, North Rockville, Germantown and Frederick. Adding the new branches to an existing branch in Rockville brings Sonabank's total number of branches in Maryland to five, four of which are in Montgomery County. This was a strategic acquisition for Sonabank given the expansion into an affluent market. Full details on the transaction are contained in an 8-K/A filed on July 13, 2012.

The Board of Directors declared a dividend of $.025 per share, an increase of 67% over the prior quarter dividend, payable August 24, 2012 to shareholders of record on August 13, 2012. This was Southern National's third consecutive quarterly dividend.

Net Interest Income

Net interest income was $7.8 million in the quarter ended June 30, 2012 up from $6.6 million during the same period last year. The accretion of the discount on Greater Atlantic Bank's loans contributed $705 thousand to second quarter 2012 net interest income compared to $786 thousand during the second quarter of 2011. The accretion of the discount on HarVest's loans contributed $172 thousand in the second quarter of 2012. Average loans increased $68.1 million for the second quarter of 2012 compared to the quarter ended June 30, 2011, and the cost of funds decreased from 1.33% to 1.16%. Sonabank's net interest margin was 5.07% in the second quarter of 2012 compared to 4.96% during the comparable quarter last year and 5.59% during the first quarter of 2012.

Net interest income was $15.5 million during the six months ended June 30, 2012, compared to $13.1 million during the comparable period in the prior year. Approximately $805 thousand of the increase resulted from the recovery of discount recognized in purchase accounting during the first quarter of 2012 for two impaired loans acquired in the Greater Atlantic Bank acquisition following the receipt of payment from the borrowers. The total accretion of the discount on the Greater Atlantic Bank loan portfolio, including the aforementioned $805 thousand, amounted to $2.2 million in the first six months of 2012, compared to $1.8 million in the first half of 2011. Average loans increased $48.7 million for the first half of 2012 compared to the six months ended June 30, 2011, and the cost of funds decreased from 1.38% to 1.19%.

There was very little net impact on the net interest margin from the HarVest acquisition. Adjusted for the recovery of discount on two Greater Atlantic Bank loans the net interest margin would have been 5.00% during the first quarter of 2012. The net interest margin for the second quarter, including two months with the HarVest balance sheet, was 5.07%. An analysis of the yield on loans shows that the addition of the HarVest loan portfolio resulted in a modest increase but the addition of HarVest's securities, which had an average yield of 2.25% resulted in an offsetting decline. The average expense of interest bearing liabilities declined quarter to quarter after HarVest's CD's were repriced to Sonabank's current posted levels.

Noninterest Income

During the second quarter of 2012 Sonabank had noninterest income of $1.7 million compared to noninterest income of $1.0 million during the second quarter of 2011. The increase resulted from the bargain purchase gain of $3.5 million from the HarVest transaction which was partially offset by the recognition of impairment in the values of five OREO properties in the Charlottesville market and one in the Culpeper market. One of the Charlottesville property writedowns was based on a new appraisal received during the quarter. Four others in Charlottesville and the one in Culpeper were based on updated and extensive discussions with realtors for each property to allow the properties to be relisted where they could be sold in the current market. The impairment recognized aggregated $2.2 million. In addition, there was an other than temporary impairment ("OTTI") of $235 thousand in one trust preferred security during the second quarter of 2012 compared to $38 thousand in OTTI charges during the second quarter of 2011. Income from bank owned life insurance ("BOLI") contributed $347 thousand during the second quarter of 2012 compared to $933 thousand the prior year quarter. Both quarters were affected by death benefits.

Noninterest income increased to $2.5 million in the first six months of 2012 from $1.4 million in the first six months of 2011. The drivers of the increase for the first half of 2012 were largely the same as the quarter except that during the first quarter of 2012 the bank sold the guaranteed portions of SBA loans and realized a $657 thousand gain.

Noninterest Expense

Noninterest expenses were $5.0 million and $9.3 million during the second quarter and the first half of 2012, respectively, compared to $3.6 million and $7.2 million during the same periods in 2011. The primary factors causing the increase were higher other professional services relating to the restatement of 2009, 2010 and 2011 and the recast of the FDIC indemnification asset. We acquired the Greater Atlantic loans in December 2009 and recasted our expected losses on these loans during the second quarter of 2012 based on the actual losses on the loan pools over the 24 month period. Estimated recoveries on the FDIC loss-share agreement are expected to be $5.5 million at June 30, 2012. The difference between the estimated recoveries and the carrying amount of the FDIC indemnification asset will be amortized over the life of the indemnification asset. As a result of the recast of the FDIC indemnification asset, amortization expense was $253 thousand for the quarter ended June 30, 2012, compared to accretion of $57 thousand for the same period last year. Audit and consulting fees were $271 thousand during the second quarter of 2012 compared to $83 thousand during the same period in 2011. Also affecting the second quarter were merger expenses relating to the HarVest transaction totaling $349 thousand, and other noninterest expenses related to the HarVest branches were $245 thousand.

Audit and consulting fees were $840 thousand during the six months ended June 30, 2012, compared to $214 thousand during the same period in 2011. The other increases in noninterest expenses for the first half of 2012 were largely the same as those for the second quarter.

Loan Portfolio

The composition of Sonabank's loan portfolio consisted of the following at June 30, 2012 and December 31, 2011:

		Non-covered Loans
	Covered	HarVest	Other	Total	Covered	Non-covered	Total
	Loans (1)	Loans (2)	Loans	Loans	Loans (1)	Loans	Loans
	June 30, 2012				December 31, 2011
Mortgage loans on real estate:
Commercial real estate - owner-occupied	$ 5,497	$ 15,223	$ 79,280	$ 100,000	$ 4,854	$ 82,450	$ 87,304
Commercial real estate - non-owner-occupied	12,076	11,118	114,026	137,220	11,243	117,059	128,302
Secured by farmland	--	--	1,493	1,493	--	1,506	1,506
Construction and land loans	1,255	6,537	52,221	60,013	2,883	39,565	42,448
Residential 1-4 family	23,156	13,971	48,018	85,145	25,307	49,288	74,595
Multi- family residential	628	930	18,426	19,984	629	19,553	20,182
Home equity lines of credit	33,913	3,892	7,011	44,816	35,442	9,040	44,482
Total real estate loans	76,525	51,671	320,475	448,671	80,358	318,461	398,819

Commercial loans	1,894	7,855	87,474	97,223	2,122	89,939	92,061
Consumer loans	103	97	1,576	1,776	108	1,868	1,976
Gross loans	78,522	59,623	409,525	547,670	82,588	410,268	492,856

Less deferred fees on loans	--	--	(1,025)	(1,025)	--	(1,088)	(1,088)
Loans, net of deferred fees	$ 78,522	$ 59,623	$ 408,500	$ 546,645	$ 82,588	$ 409,180	$ 491,768

(1) Covered Loans are loans acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement.
(2) HarVest Loans are loans acquired in the HarVest transaction and are not covered under an FDIC loss-share agreement.

Net loans receivable increased from $491.8 million at the end of 2011 to $546.7 million at June 30, 2012. Within that total, covered loans declined by $4.1 million while the non-covered loan portfolio increased by $58.9 million. Non-covered loans included $59.6 million of loans acquired in the HarVest acquisition. We sold $5.7 million of SBA loans during the first quarter of 2012.

Loan Loss Provision/Asset Quality

Non-covered OREO as of June 30, 2012 was $12.1 million (excluding $750 thousand of HarVest OREO) compared to $13.6 million as of the end of the previous year. During the six months ended June 30, 2012 we had two foreclosures in the amount of $2.0 million and OREO sales of $1.1 million.

Non-covered nonaccrual loans (excluding HarVest loans) were $3.0 million (excluding $2.6 million of loans fully covered by SBA guarantees) at June 30, 2012 compared to $2.1 million (excluding $2.5 million of loans fully covered by SBA guarantees) at the end of last year. The ratio of non-covered non-performing assets to non-covered assets (excluding HarVest loans and OREO) decreased from 2.98% (excluding the SBA guaranteed loans) at the end of 2011 to 2.64% (excluding the SBA guaranteed loans) at June 30, 2012. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia's allowance for loan losses (excluding the allowance for HarVest loans) as a percentage of non-covered loans (excluding HarVest loans) at June 30, 2012 was 1.61%, compared to 1.54% at the end of 2011. Management believes the allowance is adequate at this time but monitors trends in past due and non-performing loans to determine whether the allowance should be increased.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $70.8 million at June 30, 2012 and $45.0 million at December 31, 2011. We acquired securities with a fair value of $38.4 million in the HarVest transaction, and we sold $11.3 million of those securities. We retained mortgage-backed securities and collateralized mortgage obligations with a fair value of $27.1 million.

As of June 30, 2012 we owned pooled trust preferred securities as follows:

Ratings
	Tranche	When Purchased		Current Ratings
Security	Level	Moody's	Fitch	Moody's	Fitch

ALESCO VII A1B	Senior	Aaa	AAA	Baa3	BB
MMCF III B	Senior Sub	A3	A--	Ba1	CC

Other Than Temporarily Impaired:
TPREF FUNDING II	Mezzanine	A1	A--	Caa3	C
TRAP 2007-XII C1	Mezzanine	A3	A	C	C
TRAP 2007-XIII D	Mezzanine	NR	A--	NR	C
MMC FUNDING XVIII	Mezzanine	A3	A--	Ca	C
ALESCO V C1	Mezzanine	A2	A	C	C
ALESCO XV C1	Mezzanine	A3	A--	C	C
ALESCO XVI C	Mezzanine	A3	A--	C	C

					Previously
					Recognized
					Cumulative
			Estimated	Current	Other
			Fair	Defaults and	Comprehensive
Security	Par Value	Book Value	Value	Deferrals	Loss (1)
	(in thousands)
ALESCO VII A1B	$ 6,953	$ 6,253	$ 3,603	$ 117,400	$ 297
MMCF III B	435	426	271	37,000	9
	7,388	6,679	3,874		$ 306

					Cumulative	Cumulative
					Other Comprehensive	OTTI Related to
Other Than Temporarily Impaired:					Loss (2)	Credit Loss (2)
TPREF FUNDING II	1,500	383	456	134,100	$ 763	$ 354
TRAP 2007-XII C1	2,099	99	99	191,205	1,186	814
TRAP 2007-XIII D	2,039	--	54	223,750	7	2,032
MMC FUNDING XVIII	1,066	27	173	101,682	347	692
ALESCO V C1	2,053	464	386	84,000	1,003	586
ALESCO XV C1	3,162	29	657	249,100	574	2,559
ALESCO XVI C	2,104	117	430	97,400	807	1,180
	14,023	1,119	2,255		$ 4,687	$ 8,217

Total	$ 21,411	$ 7,798	$ 6,129

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity, net of accretion
(2) Pre-tax

Each of these securities has been evaluated for potential impairment under ASC 325. In performing a detailed cash flow analysis of each security, Sonabank works with independent third parties to identify the most reflective estimate of the cash flow estimated to be collected. If this estimate results in a present value of expected cash flows that is less than the amortized cost basis of a security (that is, credit loss exists), an OTTI is considered to have occurred. If there is no credit loss, any impairment is considered temporary.

The analyses resulted in OTTI charges related to credit on the trust preferred securities in the amount of $235 thousand during the second quarter of 2012, compared to OTTI charges related to credit on the trust preferred securities totaling $38 thousand for three months ended June 30, 2011.

Deposits

Total deposits were $544.0 million at June 30, 2012 compared to $461.1 million at December 31, 2011. We acquired deposits in the amount of $140.5 million in the HarVest transaction. Total time deposits were $295.9 million at June 30, 2012, compared to $255.8 million at December 31, 2011. We acquired time deposits totaling $107.6 million in the HarVest acquisition. We allowed $46.3 million of Sonabank time deposits to run off since December 31, 2011 and following repricing of the HarVest time deposits, there was a decrease of $21.2 million in those deposits. Noninterest-bearing deposits were $52.7 million at June 30, 2012 and $32.6 million at December 31, 2011.

Stockholders' Equity

Total stockholders' equity increased from $99.1 million as of December 31, 2011 to $103.0 million at June 30, 2012 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 17.67% and 17.08% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of June 30, 2012.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $712.0 million at June 30, 2012. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has 14 branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Richmond and Clifton Forge, and five branches in Maryland (four in Montgomery County and one in Frederick County).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(in thousands)
	June 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Cash and cash equivalents	$ 27,343	$ 5,035
Investment securities-available for sale	9,037	9,905
Investment securities-held to maturity	61,728	35,075
Stock in Federal Reserve Bank and Federal Home Loan Bank	6,030	6,653
Loans receivable, net of unearned income	546,645	491,768
Allowance for loan losses	(6,655)	(6,295)
Net loans	539,990	485,473
Intangible assets	10,876	11,155
Bank premises and equipment, net	6,132	6,350
Bank-owned life insurance	17,485	17,575
FDIC indemnification asset	7,314	7,537
Other assets	26,056	26,615
Total assets	$ 711,991	$ 611,373

Liabilities and stockholders' equity
Noninterest-bearing deposits	$ 52,706	$ 32,582
Interest-bearing deposits	491,296	428,513
Securities sold under agreements to repurchase and other short-term borrowings	31,029	17,736
Federal Home Loan Bank advances	30,250	30,000
Other liabilities	3,698	3,491
Total liabilities	608,979	512,322
Stockholders' equity	103,012	99,051
Total liabilities and stockholders' equity	$ 711,991	$ 611,373

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Interest and dividend income	$ 9,361	$ 8,092	$ 18,435	$ 16,231
Interest expense	1,528	1,516	2,962	3,111
Net interest income	7,833	6,576	15,473	13,120
Provision for loan losses	1,325	2,250	2,775	3,590
Net interest income after provision for loan losses	6,508	4,326	12,698	9,530
Account maintenance and deposit service fees	206	218	402	418
Income from bank-owned life insurance	347	933	500	1,067
Bargain purchase gain on acquisition	3,484	--	3,484	--
Gain on sale of loans	--	--	657	--
Gain (loss) on other real estate owned, net	(2,201)	(108)	(2,386)	(147)
Net impairment losses recognized in earnings	(235)	(38)	(237)	(70)
Net loss on sale of available for sale securities	(13)	--	(13)	--
Other	81	44	135	89
Noninterest income	1,669	1,049	2,542	1,357
Employee compensation and benefits	1,970	1,704	3,795	3,308
Occupancy expenses	848	685	1,586	1,360
FDIC assessment	142	119	271	272
Change in FDIC indemnification asset	253	(57)	239	(73)
Other expenses	1,749	1,184	3,384	2,372
Noninterest expense	4,962	3,635	9,275	7,239
Income before income taxes	3,215	1,740	5,965	3,648
Income tax expense	1,000	293	1,907	911
Net income	$ 2,215	$ 1,447	$ 4,058	$ 2,737

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Per Share Data :
Earnings per share - Basic	$ 0.19	$ 0.12	$ 0.35	$ 0.24
Earnings per share - Diluted	$ 0.19	$ 0.12	$ 0.35	$ 0.24
Book value per share			$ 8.89	$ 8.39
Tangible book value per share			$ 7.95	$ 7.43
Weighted average shares outstanding - Basic	11,590,212	11,590,212	11,590,212	11,590,212
Weighted average shares outstanding - Diluted	11,594,033	11,591,216	11,592,747	11,592,525
Shares outstanding at end of period			11,590,212	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	1.30%	0.99%	1.26%	0.94%
Return on average equity	8.76%	6.00%	8.08%	5.75%
Yield on earning assets	6.07%	6.10%	6.33%	6.19%
Cost of funds	1.16%	1.33%	1.19%	1.38%
Cost of funds including non-interest bearing deposits	1.07%	1.24%	1.10%	1.29%
Net interest margin	5.07%	4.96%	5.32%	5.01%
Efficiency ratio (1)	59.99%	52.14%	54.65%	52.10%
Net charge-offs (recoveries) to average loans	0.28%	0.40%	0.46%	0.67%
Amortization of intangibles	$ 228	$ 230	$ 458	$ 460

			As of
			June 30,	December 31,
			2012	2011

Stockholders' equity to total assets			14.47%	16.20%
Tier 1 risk-based capital ratio			17.67%	19.37%
Intangible assets:
Goodwill			$ 9,160	$ 9,160
Core deposit intangible			1,716	1,995
Total			$ 10,876	$ 11,155

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$ 5,618	$ 4,541
Loans past due 90 days and accruing interest			--	32
Other real estate owned			12,072	13,620
Total nonperforming assets			$ 17,690	$ 18,193
Allowance for loan losses (excluding HarVest) to total non-covered loans excluding loans acquired in the HarVest transaction			1.61%	1.54%
Nonperforming assets to total non-covered assets excluding loans and OREO acquired in the HarVest transaction			3.09%	3.44%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets excluding loans and OREO acquired in the HarVest transaction			2.64%	2.98%
Nonperforming assets excluding SBA guaranteed loans to total non-covered loans and OREO excluding those acquired in the HarVest transaction			3.59%	3.72%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities, impairment losses recognized in earnings and nonrecurring income on bank-owned life insurance.
(2) Applies only to non-covered loans and other real estate owned excluding those acquired in the HarVest transaction.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $2.6 million and $2.5 million at June 30, 2012 and December 31, 2011, respectively.
CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp of Virginia Inc.
         NASDAQ Symbol SONA
         Website: www.sonabank.com